Exhibit 99.1

3 April, 2014

MURCO PETROLEUM LIMITED

Update on Milford Haven Refinery

Murco Petroleum Limited (“Murco” or “the company”), a subsidiary of Murphy Oil Corporation (“Murphy”), today announces that it will be entering into a period of consultation with employees, and their representatives, as to the future of the company and its Milford Haven refinery.

UK refining remains a particularly challenging market, caused in part by declining demand and increased international competition. The UK currently has seven oil refineries down from a peak of 18 in the late 70s. It is against this backdrop that the company and Murphy have been working to try and find a solution that would allow the refinery to continue at Milford Haven.

During the past three plus years Murphy has negotiated with numerous parties but has not yet been able to find a buyer for Murco. Following the expiration of exclusive talks with a potential buyer, Murphy and the company plan to speak with a small number of interested parties, which may or may not lead to allowing the refinery to continue to operate.

Murco is therefore today entering into a period of consultation with certain employees and their representatives, including the employees that work at the refinery. Until this period is completed it is not possible to predict the outcome of this process. In the interim we will ensure we properly consult with our employees during what will understandably be an unsettling time for everyone concerned.

Commenting on today’s announcement, Tom McKinlay, Managing Director of Murco said:

“Our focus today is on helping our people understand what this means for them. For over three years, we have left no stone unturned in trying to find a buyer for the plant. Our efforts highlight the challenges and on-going changes confronting the European refining industry and are in no way a reflection on the attitude and work ethic of the Murco team. We will continue to do all we can to ensure our employees are supported during this time.”

Media Enquiries

Bell Pottinger

Gavin Davis	gdavis@bell-pottinger.com 07910 104 660

Mark Antelme	mantelme@bell-pottinger.com 07525 951 011

Ex. 99.1-1

Notes to editors:

About Murco Petroleum

Murco is a subsidiary of the USA-based Murphy Oil Corporation. Murphy Oil Corporation is an independent exploration and production company with a strong portfolio of global offshore and onshore assets delivering oil-weighted growth. Murphy produces oil and natural gas in the United States, Canada and Malaysia and conducts exploration activities worldwide. Murco Petroleum was established in 1960. In addition to refining and distribution terminals in Bedworth, Theale and Westerleigh, Murco also has a forecourt retailing division.

Disclaimer

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy, adverse developments in Murphy’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, uncontrollable natural hazards and a failure to execute a sale of the U.K. downstream operations on acceptable terms. For further discussion of risk factors, see Murphy’s 2013 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

Ex. 99.1-2